Exhibit 10.22
EXTERRAN PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
THIRD AMENDMENT TO GRANT OF OPTIONS
          THIS THIRD AMENDMENT TO GRANT OF OPTIONS (the “Amendment”) is entered into by and between Exterran GP LLC (formerly UCO GP LLC), on behalf of Exterran General Partner, L.P. (formerly UCO General Partner, LP) (the “Company”), and Stephen A. Snider (the “Grantee”).
WITNESSETH:
          WHEREAS, Exterran GP LLC, on behalf of Exterran General Partner, L.P., previously granted to the Grantee, on December 13, 2006, an option to purchase 85,714 units of Exterran Partners, L.P. under the Exterran Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”), with an exercise price of $25.94 per unit, pursuant to the terms and conditions set forth in a Grant of Options Award Agreement, as amended (the “Agreement”) and the Plan; and
          WHEREAS, the Company and the Grantee desire to amend the Agreement to make certain changes with regard to the exercise provisions of the Agreement, as permitted under IRS Notice 2007-86;
          NOW, THEREFORE, effective as of October 28, 2008, the Agreement is hereby amended as follows:
     1. Paragraph 3(d) of the Agreement (“Other Terminations”) is hereby amended to read as follows:
“Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 3(a), (b) or (c) above, to the extent the Options are vested on the date of your termination, subject to the further provisions of this Agreement, you or your guardian or legal representative (or your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) may exercise the Options at any time during an Exercise Month that is during 2009 (and your Options, to the extent not exercised during 2009 shall terminate and be of no further force and effect as of the close of business on December 31, 2009).”
     2. The second to the last paragraph of Paragraph 3 of the Agreement is hereby amended to read as follows:
     “Notwithstanding any of the foregoing, the Options shall not be exercisable in any event after December 31, 2009.”

     3. New Paragraph 13 (“Section 409A”) is hereby added to the Agreement to read as follows:
“Section 409A. Nothing in this Agreement shall operate or be construed to cause the Options to fail to comply with the requirements of Section 409A of the Internal Revenue Code. The applicable provisions of Section 409A and the regulations thereunder are hereby incorporated by reference and shall control over any provision herein in conflict therewith. If you are a ‘specified employee’ within the meaning of Section 409A as of the date your employment with the Company terminates prior to January 1, 2009, and your Options vest due to your termination, then any Options you exercise during the six month period commencing on your termination date shall not be paid until the second day following the end of such six month period (or, if earlier, the date of your death).”
     4. The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

          IN WITNESS WHEREOF, the parties have executed this Amendment effective as of October 28, 2008.

EXTERRAN GENERAL PARTNER, L.P. by its general partner Exterran GP LLC
By:
	Name:	George Stephen Finley
	Title:	Director

GRANTEE

Stephen A. Snider

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